CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Rate Senior Notes due 2020	$2,497,800,000	$290,244.36

Floating Rate Senior Notes due 2020	$500,000,000	$58,100.00

Fixed Rate Senior Notes due 2045	$2,481,250,000	$288,321.25

PROSPECTUS Dated November 19, 2014 PROSPECTUS SUPPLEMENT Dated November 19, 2014	Pricing Supplement No. 105 to Registration Statement No. 333-200365 Dated January 22, 2015 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES F
Fixed Rate Senior Notes Due 2020
Floating Rate Senior Notes Due 2020
Fixed Rate Senior Notes Due 2045

We, Morgan Stanley, are offering the notes described below on a global basis.  We may not redeem the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due 2020 (the “fixed rate notes due 2020”) or the Global Medium-Term Notes, Series F, Floating Rate Senior Notes Due 2020 (the “floating rate notes due 2020”) prior to the maturities thereof.  We may redeem some or all of the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due 2045 (the “fixed rate notes due 2045” and, together with the fixed rate notes due 2020 and the floating rate notes due 2020, the “notes”) at any time on or after July 27, 2015 in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” as supplemented by the provisions below.

We will issue the notes only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes.” In addition, we describe the basic features of the fixed rate notes due 2020 and the fixed rate notes due 2045 in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and we describe the basic features of the floating rate notes due 2020 in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” in each case subject to and as modified by the provisions described below.

With respect to the fixed rate notes due 2020 and the fixed rate notes due 2045, we describe how interest is calculated, accrued and paid, including where a scheduled interest payment date is not a business day (the following unadjusted business day convention), under “Description of Debt Securities—Fixed Rate Debt Securities” in the accompanying prospectus.  With respect to the floating rate notes due 2020, we describe how interest is calculated, accrued and paid, including the adjustment of scheduled interest payment dates for business days (except at maturity), under “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus.

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

Fixed Rate Notes Due 2020		Floating Rate Notes Due 2020
Principal Amount:	$2,500,000,000	Principal Amount:	$500,000,000
Maturity Date:	January 27, 2020	Maturity Date:	January 27, 2020
Settlement Date		Settlement Date
(Original Issue Date):	January 27, 2015 (T+3)	(Original Issue Date):	January 27, 2015 (T+3)
Interest Accrual Date:	January 27, 2015	Interest Accrual Date:	January 27, 2015
Issue Price:	99.912%	Issue Price:	100.00%
Specified Currency:	U.S. dollars	Specified Currency:	U.S. dollars
Redemption Percentage		Redemption Percentage
at Maturity:	100%	at Maturity:	100%
Interest Rate:	2.65% per annum	Base Rate:	LIBOR
	(calculated on a 30/360 day	Spread (Plus or Minus):	Plus 1.14%
	count basis)	Index Maturity:	Three months
Interest Payment Period:	Semi-annual	Index Currency:	U.S. dollars
(continued on the next page)		(continued on the next page)

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement or prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

MORGAN STANLEY

MUFG

Fixed Rate Notes Due 2020 (continued)		Floating Rate Notes Due 2020 (continued)
Interest Payment Dates:	Each January 27 and July	Initial Interest Rate:	The Base Rate plus 1.14% (to be
	27, commencing July 27,		determined by the Calculation
	2015		Agent on the second London
Business Day:	New York		banking day prior to the
Business Day Convention:	Following unadjusted		Original Issue Date)
Minimum Denominations:	$1,000 and integral multiples	Interest Payment Period:	Quarterly
	$1,000 in excess thereof	Interest Payment Dates:	Each January 27, April 27, July
CUSIP:	61747YDW2		27 and October 27, commencing
ISIN:	US61747YDW21		April 27, 2015
Other Provisions:	None	Interest Reset Period:	Quarterly
		Interest Reset Dates:	Each Interest Payment Date
Interest Determination
		Dates:	The second London banking day
prior to each Interest Reset Date
		Reporting Service:	Reuters (Page LIBOR01)
		Business Day:	New York
		Calculation Agent:	The Bank of New York Mellon
(as successor to JPMorgan
Chase Bank, N.A. (formerly
known as JPMorgan Chase
Bank))
		Minimum Denominations:	$1,000 and integral multiples of
$1,000 in excess thereof
		CUSIP:	61747YDX0
		ISIN:	US61747YDX04
		Other Provisions:	None

Fixed Rate Notes Due 2045
Principal Amount:	$2,500,000,000	Interest Payment Period:	Semi-annual
Maturity Date:	January 27, 2045	Interest Payment Dates:	Each January 27 and July 27,
Settlement Date			commencing July 27, 2015
(Original Issue Date):	January 27, 2015 (T+3)	Business Day:	New York
Interest Accrual Date:	January 27, 2015	Business Day Convention:	Following unadjusted
Issue Price:	99.250%	Minimum Denominations:	$1,000 and integral multiples
Specified Currency:	U.S. dollars		of $1,000 in excess thereof
Redemption Percentage		CUSIP:	61747YDY8
at Maturity:	100%	ISIN:	US61747YDY86
Interest Rate:	4.30% per annum	Other Provisions:	Optional make-whole
	(calculated on a 30/360 day		redemption on or after
	count basis)		July 27, 2015 (spread over
treasury rate: plus 30 basis
points)

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

On January 22, 2015, we agreed to sell to the managers listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.562%, plus accrued interest, if any, for the fixed rate notes due 2020, at a net price of 99.65%, plus accrued interest, if any, for the floating rate notes due 2020 and at a net price of 98.375%, plus accrued interest, if any, for the fixed rate notes due 2045, each of which we refer to as the “purchase price” for the respective notes.  The purchase price for the fixed rate notes due 2020 equals the stated issue price of 99.912% less a combined management and underwriting commission of 0.35% of the principal amount of the fixed rate notes due 2020, the purchase price for the floating rate notes due 2020 equals the stated issue price of 100.00% less a combined management and underwriting commission of 0.35% of the principal amount of the floating rate notes due 2020 and the purchase price for the fixed rate notes due 2045 equals the stated issue price of 99.250% less a combined management and underwriting commission of 0.875% of the principal amount of the fixed rate notes due 2045.

Name	Principal Amount of Fixed Rate Notes Due 2020	Principal Amount of Floating Rate Notes Due 2020	Principal Amount of Fixed Rate Notes Due 2045
Morgan Stanley & Co. LLC	$1,850,000,000	$370,000,000	$1,825,000,000
Mitsubishi UFJ Securities (USA), Inc.	250,000,000	50,000,000	250,000,000
ABN AMRO Securities (USA) LLC	—	—	25,000,000
Academy Securities, Inc.	25,000,000	5,000,000	—
ANZ Securities, Inc.	—	—	25,000,000
Banca IMI S.p.A.	—	—	25,000,000
Barclays Capital Inc.	25,000,000	5,000,000	—
BB&T Capital Markets, a division of BB&T Securities, LLC	25,000,000	5,000,000	—
BBVA Securities Inc.	—	—	25,000,000
BMO Capital Markets Corp.	25,000,000	5,000,000	—
BNY Mellon Capital Markets, LLC	25,000,000	5,000,000	—
Capital One Securities, Inc.	—	—	25,000,000
Commerz Markets LLC	—	—	25,000,000
Danske Markets Inc.	25,000,000	5,000,000	—
Drexel Hamilton, LLC	25,000,000	5,000,000	—
Erste Group Bank AG	25,000,000	5,000,000	—
Fifth Third Securities, Inc.	—	—	25,000,000
FTN Financial Securities Corp.	25,000,000	5,000,000	—
ING Financial Markets LLC	25,000,000	5,000,000	—
KeyBanc Capital Markets Inc.	25,000,000	5,000,000	—
Lloyds Securities Inc.	—	—	25,000,000
Mischler Financial Group, Inc.	25,000,000	5,000,000	—
Natixis Securities Americas LLC	25,000,000	5,000,000	—
RB International Markets (USA) LLC	25,000,000	5,000,000	—
RBC Capital Markets, LLC	25,000,000	5,000,000	—
RBS Securities Inc.	—	—	25,000,000
Regions Securities LLC	—	—	25,000,000

Samuel A. Ramirez & Company, Inc.	—	—	25,000,000
Santander Investment Securities Inc.	25,000,000	5,000,000	—
Scotia Capital (USA) Inc.	—	—	25,000,000
SG Americas Securities, LLC	—	—	25,000,000
SunTrust Robinson Humphrey, Inc.	—	—	25,000,000
TD Securities (USA) LLC	—	—	25,000,000
The Williams Capital Group, L.P.	—	—	25,000,000
U.S. Bancorp Investments, Inc.	—	—	25,000,000
Total	$2,500,000,000	$500,000,000	$2,500,000,000

Morgan Stanley & Co. LLC is our wholly-owned subsidiary. Mitsubishi UFJ Financial Group, Inc., the ultimate parent of Mitsubishi UFJ Securities (USA), Inc. (one of the managers), holds an approximately 22% interest in Morgan Stanley.  This offering will be conducted in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with Rule 5121 of FINRA, Morgan Stanley & Co. LLC and Mitsubishi UFJ Securities (USA), Inc. may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

Banca IMI S.p.A. and Erste Group AG are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.